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                                                                     EXHIBIT 4.1

                           CERTIFICATE OF DESIGNATIONS

               ESTABLISHING POWERS, DESIGNATIONS, PREFERENCES AND
                RELATIVE, PARTICIPATING, OPTIONAL OR OTHER RIGHTS
                                       AND
                   QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS

                                     OF THE

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                                 ACUBID.COM, INC

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

It is hereby certified that:

        I. The name of the corporation is AcuBid.com, Inc.

        II. The Certificate of Incorporation of the Company authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"), and expressly vests in the Board of Directors of the Company the authority to issue any or all of said shares in one or more series and to fix, by resolution or resolutions, the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof of each series to be issued.

        III. The Board of Directors of the Company, pursuant to the authority expressly vested in it, by unanimous written consent, adopted the following resolution relating to creating a series, and providing for the issuance, of Preferred Stock:

        RESOLVED, that pursuant to the provisions of Article __ of the Certificate of Incorporation of AcuBid.com, Inc. (the "Company"), a Delaware corporation, the Company has authorized and created a series of Preferred Stock, and the designations, voting powers, preferences and relative, participating, optional, redemption and other special rights (the "Rights and Preferences") of the Preferred Stock are to be as follows:


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        1. Designation and Amount. The designation of the series of preferred stock created hereby is the Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred"). The number of shares which shall constitute the Series A Preferred shall be 4,000,000 shares.

        2. Stated Value. The stated value for each share of the Series A Preferred shall be $1.00 (the "Stated Value").

        3. Rank. The Series A Preferred shall, with respect to dividend rights, redemption rights, and rights on liquidation, winding up, and dissolution, rank junior to the "Senior Securities" (as defined below), on a parity with the "Parity Securities" (as defined below), and senior to the Company's Common Stock and to all other classes and series of stock of the Company now or hereafter authorized, issued, or outstanding which are not expressly designated as senior to the Series A Preferred and the Parity Securities (collectively, the "Junior Securities"). For purposes hereof, "Senior Securities" shall consist of any class or series of stock that ranks senior to the Series A Preferred as to dividend rights, redemption rights, and rights on liquidation, winding up, and dissolution, and "Parity Securities" shall consist of any class or series of stock that ranks on a parity with the Series A Preferred as to dividend rights, redemption rights, and rights on liquidation, winding up, and dissolution.

        4. Dividends.

        (a) The holders of the Series A Preferred, in preference to the holders of Junior Securities, shall be entitled to receive, when, as, and if declared by the Board of Directors of the Company, out of any assets of the Company legally available for the payment of dividends, cumulative annual dividends per share at the applicable per annum rate set forth in paragraph 4(b). Such dividends shall be payable in cash. The amount of dividends per share not so paid shall be added to the aggregate amount of dividends per share unpaid on prior payment dates which remain unpaid on such date, and this total (the "Cumulative Deferred Amount per share") shall be added to the Stated Value per share for purposes of determining the amount of annual dividends per share which shall thereafter accumulate on the Series A Preferred. Any payment of cash dividends by the Company shall first be applied to reduce the Cumulative Deferred Amount per share. The holders of the Series A Preferred shall not be entitled to participate in any dividends payable in respect of any other class or series of capital stock of the Company.

        (b) The applicable per annum rate of annual dividends per share for the Series A Preferred shall be six percent (6%) of the Stated Value per share, payable on a semi-annual basis each June 30 and December 31.

        (c) Dividends for Series A Preferred shall accrue and be cumulative, whether or not declared, on each share of such series from and after the date of issuance thereof. Except for the additional amounts due in respect of the Cumulative Deferred Amount per share, no interest, or sum


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of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the shares of Series A Preferred which may be in arrears.

        (d) Subject to paragraph 4(g), so long as any shares of the Series A Preferred are outstanding, the Company shall not (i) declare, pay, or set apart for payment any dividend on any of the Junior Securities, except if all accrued dividends on Series A Preferred have been paid to date on the date such other dividend is declared, or (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement, or other acquisition for value of any of, or redeem, purchase, retire, or otherwise acquire for value any of, the Junior Securities or any warrants, rights, calls, or options exercisable for or convertible into any of the Junior Securities, or (iii) make any distribution in respect of the Junior Securities or any warrants, rights, calls, or options exercisable for or convertible into any of the Junior Securities, in any such case either directly or indirectly, and whether in cash, obligations, or shares of the Company or other property (other than distributions or dividends payable solely in a particular class or series of Junior Securities), unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption, other acquisition for value, or distribution, as the case may be, all accrued and unpaid dividends, if any, on shares of the Series A Preferred not paid on the dates provided for in paragraph 4(c) hereof shall have been paid or declared and set aside for payment.

        (e) The date on which the Company initially issues any shares of the Series A Preferred shall be deemed to be the "date of issuance" of such shares regardless of the number of times transfers of shares of such series are made on the stock transfer books maintained by or for the Company and regardless of the number of certificates that may be issued to evidence such shares of Series A Preferred.

        (f) So long as any shares of Series A Preferred are outstanding, the Company shall not declare, pay, or set apart for payment any dividend on any Parity Securities unless concurrently with such declaration, payment, or setting apart for payment, as the case may be all accrued and unpaid dividends and repayments upon redemption of the Series A Preferred and all Parity Securities have been paid or made, as the case may be. The Series A Preferred and all Parity Securities shall share ratably in the amount of such payment in accordance with the sums that would be payable on such shares if all dividends were paid in full. Any repurchase, redemption, or retirement of Parity Securities shall be made on a pro rata basis with respect to the Series A Preferred unless all accrued and unpaid dividends and repayments upon redemption on the Series A Preferred have been paid or made, as the case may be.

        (g) Subject to the foregoing provisions of this paragraph and to the provisions of paragraph 5 hereof, the Board of Directors may declare and the Company may pay or set apart for payment dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights, or options exercisable for or convertible into any of the Junior Securities, and the holders of the shares of Series A Preferred shall not be entitled to share therein.


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        5. Liquidation Preference.

        (a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company or sale of substantially all assets, the holders of shares of any unconverted Series A Preferred then outstanding shall be entitled to receive, in conjunction with any provision then being made for holders of Parity Securities, if any, an amount in cash equal to the Stated Value for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution, or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. After payment of the full amount of the liquidation preference payable to the holders of shares of Series A Preferred and the payment of any other liquidation preferences payable with respect to any Senior Securities or Parity Securities, holders of Series A Preferred shall be entitled to share ratably in the distribution of the remaining available assets of the Company in the proportion that each holder's shares, calculated on an as conversed basis, bears to the total number of shares of capital stock of the Company outstanding and eligible to participate in such distribution, assuming conversion as applicable. If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series A Preferred and the holders of Parity Securities, if any, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred and the holders of Parity Securities were paid in full.

        (b) For the purposes of this paragraph, neither the voluntary sale, lease, conveyance, exchange, or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all the property or assets of the Company nor the consolidation or merger of the Company with one or more other corporations shall be deemed to be a liquidation, dissolution, or winding up, voluntary or involuntary, unless such voluntary sale, lease, conveyance, exchange, or transfer shall be in connection with a plan of liquidation, dissolution, or winding up of the Company.

        6. Redemption.

        (a) Right to Redemption. At any time on or after the fifth anniversary of the issuance of the Series A Preferred, the holders of Series A Preferred may elect to require the Company to redeem such holders' shares of Series A Preferred at a price equal to the Stated Value per share plus all accrued and unpaid dividends accrued as of such date. The holders of Series A Preferred may require the Company to effect such a redemption by giving written notice to the Company of such election. Upon receipt of such notice, the Company (and such holders) will be obligated to redeem the percentage of shares of Series A Preferred specified in the notice of redemption (ratably among the holders of each series of the Series A Preferred).

        (b) Continuing Obligation. If the funds of the Company legally available for redemption of Series A Preferred upon any demand for redemption by holders of the Series A Preferred are insufficient to redeem the total number of shares of Series A Preferred to be redeemed in a requested


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redemption, at the option of the holders of Series A Preferred demanding redemption, those funds that are legally available will be used to redeem the maximum possible number of shares of Series A Preferred ratably among the holders of the Series A Preferred to be redeemed based upon the aggregate redemption price of such shares held by each such holder. In such case, at any time and from time to time thereafter when additional funds of the Company are legally available for redemption of shares of Series A Preferred, such funds immediately will be used to redeem the balance of the shares of Series A Preferred which the Company has become obligated to redeem but which it has not redeemed and such funds will not be used for any other purpose, including to redeem any shares of Series A Preferred which the Company is obligated to redeem in connection with any subsequently requested redemption.

        (c) Failure to Redeem. An Event of Default (as defined in Section 8(f) hereof) shall be deemed to occur in the event the Company is unable to legally redeem or otherwise fails to redeem any shares of Series A Preferred included in a demand for redemption within 15 days following receipt by the Company of the notice of such requested redemption.

        (d) Dividends; Rights of Holders. No share of Series A Preferred is entitled to any dividends accruing after the date on which the redemption price of such share of Series A Preferred is paid. On such date, all rights of the holder of such share of Series A Preferred will cease, and such share of Series A Preferred will not be deemed to be outstanding.

        (e) Reissuance; New Certificates. Any shares of Series A Preferred which are redeemed or otherwise acquired by the Company will be canceled and will not be reissued, sold or transferred. If fewer than the total number of shares of Series A Preferred represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series A Preferred will be issued to the holder thereof without cost to such holder within three
(3) business days after surrender of the certificate representing the redeemed shares.

        (f) Ratable Offers. Neither the Company nor any subsidiary will redeem, repurchase or otherwise acquire any shares of Series A Preferred pursuant to this Section 6, except as expressly authorized herein or pursuant to a purchase offer made pro-rata to all holders of shares of Series A Preferred on the basis of the number of shares of Series A Preferred owned by each such holder.

        7. Conversion. The holders of Series A Preferred have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Except as set forth in Section 7(b) below, each share of Series A Preferred shall initially be convertible, at the option of the holder thereof, at any time on or after six months from the date of issuance thereof, into a number of fully paid and nonassessable shares of Class A Common Stock, par value $.01 per share, of the Company (the "Common Stock") as follows ("Conversion Rate"): (i) if conversion occurs on or before the first anniversary following issuance, such Series A Preferred will convert at a rate of .666 shares of Common Stock for each


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share of Series A Preferred; (ii) if conversion occurs after the first anniversary but on or before the second anniversary following issuance, such Series A Preferred will convert at a rate of .400 shares of Common Stock for each share of Series A Preferred; (iii) if conversion occurs after the second anniversary but on or before the third anniversary following issuance, such Series A Preferred will convert at a rate of .285 shares of Common Stock for each share of Series A Preferred; (iv) if conversion occurs after the third anniversary following issuance, such Series A Preferred will convert at a rate of .200 shares of Common Stock for each share of Series A Preferred. The Conversion Rate of the Series A Preferred shall be subject to adjustment from time to time as provided in Section 7(d) hereof. The Stated Value of each series of Series A Preferred shall not be subject to adjustment (except as provided in Section 7(d)). Upon conversion, all accrued or unpaid dividends on the shares of Series A Preferred so converted shall, at the option of the Company, be paid in either cash, to the extent permitted by applicable law (and if not then permitted by applicable law, at such time as the Company is permitted by applicable law to pay any such dividends) or, at the Company's option, converted into the number of fully paid and nonassessable shares of Common Stock which results from dividing the fair market value of a share of Common Stock (as determined in good faith by the Board of Directors) at such time into the aggregate of all such accrued or unpaid dividends on the Series A Preferred so converted. Notwithstanding anything else contained herein to the contrary, if, in respect of any shares of Series A Preferred, the Company elects (whether as a result of a voluntary or automatic conversion) to pay all accrued or unpaid dividends in cash, then the Company shall pay all accrued or unpaid dividends (whether declared or undeclared) on the remaining shares of Series A Preferred in cash, and, if, in respect of any shares of Series A Preferred, the Company elects (whether as a result of a voluntary or automatic conversion) to pay all accrued or unpaid dividends in shares of Common Stock, then the Company shall pay all accrued or unpaid declared dividends on the remaining shares of Series A Preferred in shares of Common Stock.

        (b) Automatic Conversion. Each share of Series A Preferred shall automatically be converted into shares of Common Stock upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, which covers the offer and sale of Common Stock for the account of the Company to the public with gross proceeds that are equal to or greater than $20,000,000 (before deducting offering expenses and underwriting discounts Each share of Series A Preferred shall also automatically convert, at any time after the date hereof, upon any capital reorganization or any reclassification of the stock of the Company (other than as a result of a stock dividend, or subdivision, split-up or combination of shares), or the consolidation, acquisition, purchase of substantially all Company assets or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock) the Series A Preferred shall, after such reorganization, reclassification, consolidation, asset purchase or merger be convertible into the kind and number of shares of stock or other securities or property of the Company or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, asset purchase or merger such holder had converted his or its shares of Series A Preferred into Common Stock. Upon automatic conversion, all accrued or unpaid dividends (whether declared or undeclared) on the Series A Preferred shall, at


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the option of the Company, be paid in cash, to the extent permitted by applicable law (and if not then permitted by applicable law, at such time as the Company is permitted by applicable law to pay any such dividends) or converted into the number of fully paid and nonassessable shares of Common Stock which results from dividing the fair market value of a share of Common Stock (using the offering price in the applicable underwriting), into the aggregate of all such accrued or unpaid dividends.

               (c) Mechanics of Conversion. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Company or of any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to
Section 7(b) hereof, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; and provided, further, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Series A Preferred are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series A Preferred, a certificate or certificates for the number of shares of Common Stock to which it, he or she shall be entitled as aforesaid and, at the option of the Company, either a check payable to the holder in the amount of any accrued and unpaid dividends (whether declared or undeclared) payable pursuant to Section 4 hereof, if any, or the number of fully paid and nonassessable shares of Common Stock which results from dividing the fair market value of a share of Common Stock (as determined in good faith by the Board of Directors or using the offering price in an underwriting, if the conversion is pursuant to
Section 7(b)) into the aggregate of all such accrued or unpaid dividends (whether declared or undeclared). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, or, in the case of automatic conversion, simultaneously upon the occurrence of the event leading to such automatic conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (d) Conversion Rate and Stated Value Adjustments. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Conversion Rate and Stated Value in effect immediately prior to such subdivision, combination,


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consolidation, or stock dividend shall, concurrently with the effectiveness of such subdivision, combination, consolidation or stock dividend, be proportionately adjusted.

               (e) Status of Converted Stock. In case any shares of Series A Preferred shall be converted pursuant to Section 7 hereof, the shares so converted shall be canceled, shall not be reissuable and shall cease to be a part of the authorized capital stock of the Company.

               (f) Fractional Shares. In lieu of any fractional shares in the aggregate to which the holder of Series A Preferred would otherwise be entitled upon conversion, the Company shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

               (g) Miscellaneous.

                      (i) All calculations under this Section 7 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                      (ii) No adjustment in the Conversion Rate will be made if such adjustment would result in a change in such Conversion Rate of less than .01. Any adjustment of less than .01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of .01 or more in the Conversion Rate.

               (h) No Impairment. The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred against impairment.

               (i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then issued and outstanding shares of Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


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        8. Registration Rights

        Holders of Series A Preferred shall have registration rights under a Registration Rights Agreement which shall be negotiated between the holders of Series A Preferred and the Company.

        9. Record Holders. The Company and any transfer agent may deem and treat the record holder of any shares of Series A Preferred as the true and lawful owner thereof for all purposes, and neither the Company nor any transfer agent shall be affected by any notice to the contrary.

        10. Notice. Any notice or other communication to be given under this resolution shall be in writing and shall be deemed to have been duly given or made (a) if delivered personally, at the time of such delivery, (b) if transmitted by first class registered or certified mail, postage prepaid, return receipt requested, three (3) business days after the date of such mailing, (c) if sent by prepaid overnight delivery service, the next business day after being sent, or (d) if transmitted by cable, telegram, facsimile, or telex, at the time of such transmission, addressed as follows: (x) if to the Company, at its principal executive offices, and (y) if to a holder of Series A Preferred, at the last address of such holder as it shall appear on the register maintained by or for the Company.

        IV. The foregoing resolution was duly adopted by all necessary action on the part of the corporation.

        IN WITNESS WHEREOF, ACUBID.COM, INC. has caused this Certificate to be duly executed by its President this _____ day of ______ , 1999.


                                ACUBID.COM, INC.

                                By:
                                   --------------------------------------------
                                   Michael A. Schaffer, Chief Executive Officer


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